Exhibit 4.2

PROMISSORY NOTE

$3,250,000.00	Grand Forks, North Dakota
October 1, 2008

1. FOR VALUE RECEIVED, the undersigned, HEARTLAND, INC., a Maryland corporation (“Borrower”) whose address is 1005 North 19th Street, Middlesboro, Kentucky 40965, promises to pay to the order of CHOICE FINANCIAL GROUP, a North Dakota state bank (“Lender”) whose address is 1697 South 42nd Street, Grand Forks, North Dakota 58201, the principal sum of Three Million Two Hundred Fifty Thousand and 00/100 Dollars ($3,250,000.00), in lawful money of the United States of America, together with interest on the unpaid principal balance at the rate of interest hereinafter specified in installments as follows:

(i)           Commencing on ___________, 2008, and continuing on the ____ day of each month thereafter, Borrower shall pay a monthly installment of accrued interest and principal; and

(ii)           On _____________, 2011 (“Maturity Date”), the entire remaining principal balance together with any unpaid accrued interest shall be due and payable.

2. The interest due hereunder on the outstanding principal amount shall accrue at a fixed rate equal to Seven and Three Quarters Percent (7.75%).  Interest shall be calculated on the balance outstanding at the end of each day and on the basis of a three hundred sixty (360) day year, but shall accrue and be payable on the actual number of days in the month.  Payment of the unpaid principal balance of this Note shall be amortized over a 15 year period.

3. All payments shall be applied first to the costs of collection of this Note (including attorneys’ fees), then to late fees due hereunder, if any, then to interest and then to principal, except that if any advance made by Lender for expenses which are the responsibility of Borrower is not promptly repaid to Lender, any monies received, at the option of Lender, may first be applied to repay such advances, plus interest thereon, at the rates provided herein.

4. All payments shall be made at the office of Lender set forth above, or at such other place as Lender hereof may from time to time designate in writing.

5. This Note is secured.

6. It is hereby expressly agreed that should (a) default be made in the payment of any principal, interest or other sums when due hereunder and such default continues for ten (10) days after written notice thereof to Borrower; or (b) a non-monetary default shall occur under the terms of any other documents executed in connection with this Note (collectively, the “Loan Documents”) each dated of even date herewith and such non-monetary default shall continue for a period of fifteen (15) days after notice of such non-monetary default is given to Borrower by Lender or for such longer period of time as is required to cure the default if the same cannot reasonably be cured within said 15 day period and Borrower is using all reasonable efforts to cure the same but in no event more than 45 days, then (i) the whole sum of principal, accrued interest and other sums outstanding hereunder shall, at the option of Lender hereof, be fully accelerated and become immediately due and payable, anything contained herein or in any instrument now or hereafter securing this Note to the contrary notwithstanding, time being of the essence hereof and (ii) the interest rate on this Note shall increase an additional five percent (5%) per annum in excess of the interest rate in effect at said time (“Default Rate”).  Said acceleration option and Default Rate shall continue until all such defaults have been cured.  In the event of such acceleration, the term “Maturity Date” shall be deemed to mean the date on which this Note is due and payable as a result of such acceleration.

7. If any payment of principal, interest or other sum due to Lender in connection with this Note or the other Loan Documents is not paid when due, Borrower agrees to pay a late charge equal to five percent (5%) of the amount of each such amount to defray the costs of Lender incident to collecting such late payment.  This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Lender may have, including the right to declare the entire unpaid principal and interest immediately due and payable.

8. The principal balance of this Note may be prepaid at any time upon not less than three (3) business days prior written notice to Lender; provided, however, there shall be paid therewith, as consideration for the privilege of making such prepayment, a premium (the “Premium”) as follows: (i) from the date hereof until the day prior to the first anniversary of the date hereof, a Premium equal to four percent (4.0%) of the then unpaid principal balance of this Note, (ii) from the date of the first anniversary of the date hereof until the day prior to the second anniversary of the date hereof, a Premium equal to two percent (2.0%) of the then unpaid principal balance of this Note, and (iii) from the date of the second anniversary of the date hereof until the day prior to the third anniversary of the date hereof, a Premium equal to one percent (1.0%) of the then unpaid principal balance of this Note; provided that no Premium shall be payable for prepayments made within ten (10) days prior to the Maturity Date.  No partial prepayment shall be allowed.

9. No delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note.  A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.

10. Borrower hereby (i) waives presentment for payment, protest and demand, notice of protest, demand, dishonor and nonpayment of this Note; (ii) consents that Lender may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced by this Note, or modify any of the Loan Documents, or partially release or satisfy any security furnished thereby, and such extension, modification, release or satisfaction shall not alter nor diminish the liability of any person liable or to become liable for the indebtedness evidenced hereby or any portion of such indebtedness; (iii) consents that no act, omission or thing, except full payment of this Note, which but for this provision could act as a release or impairment of their liability, shall in any way release, impair or affect the liability of Borrower; (iv) consents to the exclusive personal jurisdiction of the state and federal courts located in the State of North Dakota in connection with any controversy related in any way to this Note or any security or guaranty for this Note, (v) waives any argument that venue in such forums is not convenient, (vi) agrees that this Note shall be governed, enforced and construed in accordance with North Dakota law, and (vii) agrees that any litigation initiated by Borrower against Lender or any other holder of this Note relating in any way to this Note or any security or guaranty for this Note shall be venued in either the state or federal courts located in North Dakota.

11. Borrower agrees to pay all costs of collection, including pre-judgment and post judgment attorneys’ fees, if the principal of this Note or any payment on the principal, interest, or other sum due hereunder, or under any of the Loan Documents is not paid when due, and to pay all costs including pre-judgment and post judgment attorneys’ fees if it becomes necessary to protect the security hereof, whether suit is brought or not.

12. Notwithstanding any provision herein or in any instrument now or hereafter securing this Note, the total liability for payments in the nature of interest shall not exceed the limits now imposed by the usury laws of North Dakota.

13. The rights or remedies of Lender as provided in this Note and the Loan Documents shall be cumulative and concurrent, and may be pursued singly, successively, or together against any other funds, property or security held by Lender for the payment hereof or otherwise at the sole discretion of Lender.  The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of such rights or remedies or the right to exercise them at any later time.  This Note contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, discussions and understandings.

14. (a)           BORROWER ACKNOWLEDGES THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED AND THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY A JURY MAY EXCEED THE TIME AND EXPENSE REQUIRED FOR TRIAL WITHOUT A JURY.  BORROWER, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF BORROWER’S CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF LENDER AND BORROWER, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE, ANY RELATED AGREEMENTS OR OBLIGATIONS THEREUNDER.  BORROWER HAS READ ALL OF THIS NOTE AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS NOTE.  BORROWER ALSO AGREES THAT COMPLIANCE BY LENDER WITH THE EXPRESS PROVISIONS OF THIS NOTE SHALL CONSTITUTE GOOD FAITH AND SHALL BE CONSIDERED REASONABLE FOR ALL PURPOSES.

(b)           BORROWER KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM LENDER AND ANY OF ITS AFFILIATES, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES,  ATTORNEYS, AGENTS AND ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY LENDER AGAINST BORROWER OR BY BORROWER AGAINST LENDER ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE OR UNDER ANY AGREEMENT, INSTRUMENT, DOCUMENT, EXECUTED IN CONNECTION WITH THIS NOTE OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION THEREWITH OR ANY STATEMENTS OR ACTIONS OF BORROWER OR LENDER.

(c)           BORROWER WAIVES EVERY PRESENT AND FUTURE DEFENSE (OTHER THAN THE DEFENSE OF PAYMENT IN FULL), CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH BORROWER MAY NOW HAVE OR HEREAFTER MAY CLAIM TO HAVE AGAINST ANY ACTION BY LENDER IN CONNECTION WITH THIS NOTE.

(d)           BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS HAVE BEEN READ AND FULLY UNDERSTOOD BY BORROWER AND ARE A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN.

IN WITNESS WHEREOF, this Promissory Note has been executed as of the day and year first above written.

HEARTLAND, INC.

By:	/s/ Tom Miller
Its

STATE OF	)
) ss
COUNTY OF	)

The foregoing instrument was acknowledged before me this ___ day of ____________, 2008, by __________________, the ________________ of Heartland, Inc., a Maryland corporation, on behalf of the corporation.

Notary Public

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